Provident Financial Services, Inc. Reports Third Quarter Earnings

ISELIN, NJ, October 29, 2025 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $71.7 million, or $0.55 per basic and diluted share for the three months ended September 30, 2025, compared to $72.0 million, or $0.55 per basic and diluted share, for the three months ended June 30, 2025 and $46.4 million, or $0.36 per basic and diluted share, for the three months ended September 30, 2024. For the nine months ended September 30, 2025, net income totaled $207.7 million, or $1.59 per basic and diluted share, compared to $67.0 million, or $0.65 per basic and diluted share, for the nine months ended September 30, 2024. While there were no transaction costs related to our merger with Lakeland Bancorp, Inc. (“Lakeland”) during 2025, for the three and nine months ended September 30, 2024, these costs totaled $15.6 million and $96.8 million, respectively, including an initial Current Expected Credit Loss ("CECL") provision for credit losses on loans of $60.1 million recorded as part of the Lakeland merger.

Anthony J. Labozzetta, President and Chief Executive Officer commented, “Provident continued to make progress on several strategic initiatives and delivered another impressive performance this quarter. We again achieved record revenues and pre-tax, pre-provision earnings by responsibly growing earning assets and deposits, while further improving operational efficiency and maintaining strong asset quality. We continued to invest in accomplished talent and technology and look forward to the sustained growth of our business and profitability.”
Performance Highlights for the Third Quarter of 2025
•The Company's annualized returns on average assets, average equity and average tangible equity(1) were 1.16%, 10.39% and 16.01% for the quarter ended September 30, 2025, compared to 1.19%, 10.76% and 16.79% for the quarter ended June 30, 2025. A reconciliation between GAAP and the above non-GAAP ratios is shown on page 12 of the earnings release.
•The Company's annualized adjusted pre-tax, pre-provision returns on average assets, average equity and average tangible equity(2) were 1.76%, 15.74% and 22.20% for the quarter ended September 30, 2025, compared to 1.64%, 14.88% and 21.26% for the quarter ended June 30, 2025. A reconciliation between GAAP and the above non-GAAP ratios is shown on page 12 of the earnings release.
•The Company reported record revenue for a second consecutive quarter of $221.8 million for the three months ended September 30, 2025, comprised of record net interest income of $194.3 million and non-interest income of $27.4 million, compared to revenue of $214.2 million for the prior quarter.
•Average interest-earning assets increased $162.8 million, or an annualized 2.9%, for the quarter ended September 30, 2025, versus the trailing quarter.
•The Company’s commercial and industrial ("C&I") loan portfolio, excluding mortgage warehouse lines, increased $149.0 million, or 12.61% annualized, to $4.84 billion as of September 30, 2025, from $4.69 billion as of June 30, 2025. Additionally, the Company's total commercial loan portfolio, including mortgage warehouse lines, commercial mortgage, multi-family and construction loans, increased $191.2 million, or 4.59% annualized, to $16.70 billion as of September 30, 2025, from $16.51 billion as of June 30, 2025.
•The Company's total deposits increased $387.7 million, or 8.22% annualized, to $19.10 billion as of September 30, 2025, from $18.71 billion as of June 30, 2025, while total core deposits, which excludes certificates of deposits, increased $290.8 million, or 7.47% annualized, to $15.73 billion as of September 30, 2025, from $15.44 billion as of June 30, 2025.
•As of September 30, 2025, the Company's loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $2.87 billion, with a weighted average interest rate of 6.15%, compared to $2.59 billion, with a weighted average interest rate of 6.30%, as of June 30, 2025.
•The net interest margin increased seven basis points to 3.43% for the quarter ended September 30, 2025, from 3.36% for the trailing quarter, while the core net interest margin, which excludes the impact of purchase accounting accretion and amortization, increased one basis point to 2.94%. The weighted average yield on interest-earning assets for the quarter ended September 30, 2025 increased eight basis points to 5.76%, compared to the trailing quarter, while the weighted average cost of interest-bearing liabilities for the quarter ended September 30, 2025 increased two basis points to 2.96%, compared to the trailing quarter.
•The Company recorded a $7.0 million provision for credit losses for the quarter ended September 30, 2025, which included a $4.5 million provision on loans and a $2.5 million provision on commitments, compared to a $2.9 million benefit to the provision for credit losses for the trailing quarter. Non-performing assets to total assets improved to 0.41% as of September 30, 2025, and annualized net charge-offs were 0.11% of loans for the quarter. The allowance for credit losses as a percentage of loans decreased to 0.97% as of September 30, 2025, from 0.98% as of June 30, 2025.
•Tangible book value per share(3) increased 3.6% to $15.13 and our tangible common equity ratio increased 19 basis points to 8.22% as of September 30, 2025. A reconciliation between GAAP and the above non-GAAP ratios is shown on page 13 of the earnings release.
•As of September 30, 2025, multi-family CRE loans secured by New York City properties totaled $286.7 million. This portfolio constitutes only 1.5% of total loans and has an average loan size of $3.0 million. Loans that are collateralized by rent stabilized apartments comprise less than 1.00% of the total loan portfolio and are all performing.
•As of September 30, 2025, the Company had no financial risk or investment tied to non-depository financial institutions, with the exception of our mortgage warehouse lines of credit portfolio, which totaled $292.1 million.
Results of Operations
Three months ended September 30, 2025 compared to the three months ended June 30, 2025
For the three months ended September 30, 2025, the Company reported net income of $71.7 million, or $0.55 per basic and diluted share, compared to net income of $72.0 million, or $0.55 per basic and diluted share, for the three months ended June 30, 2025.
Net Interest Income and Net Interest Margin
Net interest income increased $7.2 million to $194.3 million for the three months ended September 30, 2025, from $187.1 million for the trailing quarter. The increase in net interest income was primarily due to originations of new loans and securities at current market rates, partially offset by a decrease in average lower-costing deposits.

The Company’s net interest margin increased seven basis points to 3.43% for the quarter ended September 30, 2025, from 3.36% for the trailing quarter. The weighted average yield on interest-earning assets for the quarter ended September 30, 2025 increased eight basis points to 5.76%, compared to the trailing quarter. The weighted average cost of interest-bearing liabilities for the quarter ended September 30, 2025 increased two basis points to 2.96% from the trailing quarter. The average cost of interest-bearing deposits for the quarter ended September 30, 2025 increased five basis points to 2.67% from the trailing quarter. Average non-interest bearing deposits increased $25.5 million to $3.73 billion for the quarter ended September 30, 2025, compared to $3.70 billion for the quarter ended June 30, 2025. The average cost of total deposits, including non-interest-bearing deposits, was 2.14% for the quarter ended September 30, 2025, compared to 2.10% for the trailing quarter. The average cost of borrowed funds for the quarter ended September 30, 2025 was 3.96%, compared to 3.94% for the quarter ended June 30, 2025.

Provision for Credit Losses on Loans
For the quarter ended September 30, 2025, the Company recorded a $4.5 million provision for credit losses on loans, compared with a benefit to the provision for credit losses on loans of $2.7 million for the quarter ended June 30, 2025. The provision for credit losses on loans in the quarter was primarily attributable to overall growth in the loan portfolio, combined with a modestly weakened CECL economic forecast compared to the prior quarter. For the three months ended September 30, 2025, net charge-offs totaled $5.4 million, or an annualized 11 basis points of average loans, compared with net charge-offs of $1.2 million, or an annualized 3 basis points of average loans for the trailing quarter. Charge-offs in the current quarter were related to the resolution of several non-accrual loans that were largely specifically reserved for in prior periods. Non-accrual loans decreased $6.8 million this quarter to $100.4 million, or 0.52% of total loans.
Non-Interest Income and Expense
For the three months ended September 30, 2025, non-interest income totaled $27.4 million, an increase of $344,000, compared to the trailing quarter. Fee income increased $600,000 to $11.3 million for the three months ended September 30, 2025, compared to the trailing quarter, primarily due to an increase in loan prepayment fee income, partially offset by a decrease in ATM fee income. Wealth management income increased $401,000 to $7.3 million for the three months ended September 30, 2025, compared to the trailing quarter, mainly due to an increase in the average market value of assets under management during the period. Additionally, other non-interest income increased $289,000 to $2.2 million for the three months ended September 30, 2025, primarily related to increases in swap-related fee income. Partially offsetting these increases in non-interest income, insurance agency income decreased $1.1 million to $3.9 million for the three months ended September 30, 2025, compared to the trailing quarter, mainly due to normal seasonality of business activity in the current quarter.
Non-interest expense totaled $113.1 million for the three months ended September 30, 2025, a decrease of $1.5 million, compared to $114.6 million for the trailing quarter. Other operating expenses decreased $1.0 million to $13.5 million for the three months ended September 30, 2025, compared to $14.5 million for the trailing quarter, driven by decreases in legal, professional and other miscellaneous expenses. Data processing expense decreased $497,000 to $9.1 million, compared to $9.6 million for the trailing quarter, primarily due to decreased software maintenance expense, while net occupancy expense decreased $238,000 to $12.8 million for the three months ended September 30, 2025, compared to $13.0 million for the trailing quarter, primarily due to decreases in maintenance and depreciation expense. Partially offsetting these decreases in non-interest expense, advertising expense increased $211,000 to $1.6 million for the three months ended September 30, 2025, compared to $1.4 million for the trailing quarter as a result of additional marketing campaigns in the current quarter.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(5) improved to 1.83% for the quarter ended September 30, 2025, compared to 1.89% for the trailing quarter. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(6) improved to 51.01% for the three months ended September 30, 2025, compared to 53.52% for the trailing quarter.
Income Tax Expense
For the three months ended September 30, 2025, the Company's income tax expense was $29.9 million with an effective tax rate of 29.4%, compared to income tax expense of $30.5 million with an effective tax rate of 29.7%, for the trailing quarter.
Three months ended September 30, 2025 compared to the three months ended September 30, 2024
For the three months ended September 30, 2025, the Company reported net income of $71.7 million, or $0.55 per basic and diluted share, compared to net income of $46.4 million, or $0.36 per basic and diluted share, for the three months ended September 30, 2024. While there were no transaction costs related to our merger with Lakeland during 2025, these costs totaled $15.6 million for the three months ended September 30, 2024.

Net Interest Income and Net Interest Margin
Net interest income increased $10.6 million to $194.3 million for the three months ended September 30, 2025, from $183.7 million for same period in 2024. The increase in net interest income was primarily due to favorable repricing of deposits and growth in the securities portfolio at favorable market rates.
The Company’s net interest margin increased 12 basis points to 3.43% for the quarter ended September 30, 2025, from 3.31% for the same period last year. The weighted average yield on interest-earning assets for the quarter ended September 30, 2025 decreased eight basis point to 5.76%, compared to 5.84% for the quarter ended September 30, 2024. The weighted average cost of interest-bearing liabilities decreased 23 basis points for the quarter ended September 30, 2025 to 2.96%, compared to 3.19% for the third quarter of 2024. The average cost of interest-bearing deposits for the quarter ended September 30, 2025 was 2.67%, compared to 2.96% for the same period last year. Average non-interest-bearing demand deposits decreased $15.5 million to $3.73 billion for the quarter ended September 30, 2025, compared to $3.74 billion for the quarter ended September 30, 2024. The average cost of total deposits, including non-interest-bearing deposits, was 2.14% for the quarter ended September 30, 2025, compared with 2.36% for the quarter ended September 30, 2024. The average cost of borrowed funds for the quarter ended September 30, 2025 was 3.96%, compared to 3.73% for the same period last year.
Provision for Credit Losses on Loans
For the quarter ended September 30, 2025, the Company recorded a $4.5 million provision for credit losses on loans, compared with a $9.6 million provision for credit losses on loans for the quarter ended September 30, 2024. The provision for credit losses on loans in the quarter was primarily attributable to growth in the loan portfolio, combined with a modestly weakened CECL economic forecast compared to the prior year period. For the three months ended September 30, 2025, net charge-offs totaled $5.4 million, or an annualized 11 basis points of average loans, compared with net charge-offs of $6.8 million, or an annualized 14 basis points of average loans, for the same period last year. Charge-offs in the current quarter were related to the resolution of several non-accrual loans that were largely specifically reserved for in prior periods.
Non-Interest Income and Expense
Non-interest income totaled $27.4 million for the quarter ended September 30, 2025, an increase of $564,000, compared to the same period in 2024. Fee income increased $1.5 million to $11.3 million for the three months ended September 30, 2025, compared to the prior year quarter, primarily due to increases in loan prepayment fee income and deposit fee income. Additionally, other income increased $675,000 to $2.2 million for the three months ended September 30, 2025, compared to the quarter ended September 30, 2024, primarily due to an increase in gains on loan sales, combined with increases in other miscellaneous income. Insurance agency income increased $221,000 to $3.9 million for the three months ended September 30, 2025, compared to the quarter ended September 30, 2024, largely due to an increase in business activity. Partially offsetting these increases to non-interest income, BOLI income decreased $1.6 million to $2.7 million for the three months ended September 30, 2025, compared to the prior year quarter, primarily due to a decrease in benefit claims recognized, while wealth management fees decreased $271,000 to $7.3 million for the three months ended September 30, 2025, compared to the quarter ended September 30, 2024.
For the three months ended September 30, 2025, non-interest expense totaled $113.1 million, a decrease of $22.9 million, compared to the three months ended September 30, 2024. Merger-related expenses decreased $15.6 million for the three months ended September 30, 2025, compared to the same period in 2024. Amortization of intangibles decreased $2.7 million to $9.5 million for the three months ended September 30, 2025, compared to $12.2 million for the same period in 2024, largely due to a decrease in the core deposit intangible amortization related to the Lakeland merger in the current year. Additionally, other operating expenses decreased $2.3 million to $13.5 million for the three months ended September 30, 2025, compared to $15.8 million for the same period in 2024, primarily due to a prior year write-down on a foreclosed property, combined with decreases in legal and professional service expenses. Data processing expenses decreased $1.4 million to $9.1 million for three months ended September 30, 2025, compared to $10.5 million for the same period in 2024, primarily due to core processing system expenses in the prior year related to the addition of Lakeland.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(5) improved to 1.83% for the quarter ended September 30, 2025, compared to 1.98% for the same period in 2024. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(6) improved to 51.01% for the three months ended September 30, 2025 compared to 57.20% for the same respective period in 2024.
Income Tax Expense
For the three months ended September 30, 2025, the Company's income tax expense was $29.9 million with an effective tax rate of 29.4%, compared with $18.9 million with an effective tax rate of 28.9% for the three months ended September 30, 2024. The increase in tax expense and the effective tax rate for the three months ended September 30, 2025, compared with the same period last year was largely due to an increase in pre-tax income with a greater proportion of that income attributable to taxable sources.
Nine months ended September 30, 2025 compared to the nine months ended September 30, 2024
For the nine months ended September 30, 2025, net income totaled $207.7 million, or $1.59 per basic and diluted share, compared to net income of $67.0 million, or $0.65 per basic and diluted share, for the nine months ended September 30, 2024. While there were no transaction costs related to our merger with Lakeland in 2025, those costs totaled $96.8 million, including an initial CECL provision for credit losses on loans recorded as part of the Lakeland merger, for the nine months ended September 30, 2024.
Net Interest Income and Net Interest Margin
Net interest income increased $144.3 million to $563.2 million for the nine months ended September 30, 2025, from $418.9 million for same period in 2024. The increase in net interest income was largely driven by growth in average earning assets including net assets added in the May 16, 2024 acquisition of Lakeland and related accretion of purchase accounting adjustments, further aided by lower rates on funding.
For the nine months ended September 30, 2025, the net interest margin increased 20 basis points to 3.38%, compared to 3.18% for the nine months ended September 30, 2024. The weighted average yield on interest earning assets increased eight basis points to 5.69% for the nine months ended September 30, 2025, compared to 5.61% for the nine months ended September 30, 2024, while the weighted average cost of interest-bearing liabilities decreased 13 basis points to 2.93% for the nine months ended September 30, 2025, compared to 3.06% for the same period last year. The average cost of interest-bearing deposits decreased 20 basis points to 2.64% for the nine months ended September 30, 2025, compared to 2.84% for the same period last year. Average non-interest-bearing demand deposits increased $818.6 million to $3.72 billion for the nine months ended September 30, 2025, compared with $2.90 billion for the nine months ended September 30, 2024. The average cost of total deposits, including non-interest-bearing deposits, was 2.12% for the nine months ended September 30, 2025, compared with 2.27% for the nine months ended September 30, 2024. The average cost of borrowings for the nine months ended September 30, 2025 was 3.89%, compared to 3.73% for the same period last year.
Provision for Credit Losses on Loans
For the nine months ended September 30, 2025, the Company recorded a $2.2 million provision for credit losses on loans, compared with a provision for credit losses on loans of $75.9 million for the nine months ended September 30, 2024. The provision for credit losses on loans for the nine months ended September 30, 2025 was primarily attributable to overall growth in the loan portfolio, combined with a modestly weakened CECL economic forecast. The provision for credit losses on loans for the prior year period was primarily attributable to an initial CECL provision for credit losses on loans of $60.1 million, recorded as part of the Lakeland merger in accordance with GAAP requirements for accounting for business combinations. For the nine months ended September 30, 2025, net charge-offs totaled $8.6 million or an annualized six basis points of average loans, compared with net charge-offs of $9.1 million, or an annualized eight basis points of average loans, for the nine months ended September 30, 2024.
Non-Interest Income and Expense
For the nine months ended September 30, 2025, non-interest income totaled $81.5 million, an increase of $11.6 million compared to the same period in 2024. Fee income increased $7.3 million to $31.7 million for the nine months ended September 30, 2025, compared to the same period in 2024, primarily due to increases in deposit fee income, loan prepayment fee income and debit and credit card related fee income. Net gains on securities transactions increased $3.1 million for the nine months ended September 30, 2025, primarily due to a prior year $2.8 million loss on the sale of subordinated debt issued by Lakeland from the Provident investment portfolio prior to the merger. Other income increased $3.0 million to $6.2 million for the nine months ended September 30, 2025, compared to $3.2 million for the same period in 2024, primarily due to an increase in gains on sales of SBA and mortgage loans and other miscellaneous income. Additionally, insurance agency income increased $1.5 million to $14.4 million for the nine months ended September 30, 2025, compared to $12.9 million for the same period in 2024, largely due to increases in contingent commissions, retention revenue and new business activity. Partially offsetting these increases in non-interest income, BOLI income decreased $2.1 million to $7.3 million for the nine months ended September 30, 2025, compared to the same period in 2024, primarily due to a decrease in benefit claims recognized, combined with lower equity valuations, while wealth management income decreased $1.3 million to $21.6 million for the nine months ended September 30, 2025, compared to the same period in 2024, mainly due to a decrease in the average market value of assets under management during the period.
Non-interest expense totaled $344.0 million for the nine months ended September 30, 2025, an increase of $20.7 million, compared to $323.2 million for the nine months ended September 30, 2024. Compensation and benefits expense increased $30.4 million to $188.8 million for the nine months ended September 30, 2025, compared to $158.4 million for the nine months ended September 30, 2024, primarily attributable to the addition of Lakeland personnel. Amortization of intangibles increased $9.1 million to $28.5 million for the nine months ended September 30, 2025, compared to $19.4 million for the nine months ended September 30, 2024, largely due to core deposit intangible amortization related to Lakeland. Net occupancy expense increased $7.3 million to $39.7 million for the nine months ended September 30, 2025, compared to the same period in 2024, primarily due to increases in depreciation and maintenance expense related to the addition of Lakeland. Other operating expenses increased $7.0 million to $44.4 million for the nine months ended September 30, 2025, compared to $37.4 million for the same period in 2024, primarily due to a $1.4 million increase in write-downs on foreclosed property, combined with additional expenses due to the addition of Lakeland. Data processing expense increased $2.6 million to $28.3 million for the nine months ended September 30, 2025, compared to $25.7 million for the nine months ended September 30, 2024, primarily due to the addition of Lakeland, while FDIC insurance increased $591,000 to $10.1 million for the nine months ended September 30, 2025, primarily due to the addition of Lakeland. Partially offsetting these increases to non-interest expense, merger-related expenses decreased $36.7 million for the nine months ended September 30, 2025.
Income Tax Expense
For the nine months ended September 30, 2025, the Company's income tax expense was $88.2 million with an effective tax rate of 29.8%, compared with income tax expense of $19.9 million for the nine months ended September 30, 2024. The increase in tax expense for the nine months ended September 30, 2025 compared with the same period last year was largely due to an increase in taxable income, combined with a prior year $5.3 million tax benefit related to the revaluation of deferred tax assets to reflect the imposition by the State of New Jersey of a 2.5% Corporate Transit Fee, effective January 1, 2024. Additionally, prior year pre-tax income was negatively impacted by the initial CECL provision for credit losses on loans of $60.1 million recorded in accordance with GAAP requirements for accounting for business combinations from the Lakeland merger.
Asset Quality
The Company’s total non-performing loans as of September 30, 2025 were $100.4 million, or 0.52% of total loans held for investment, compared to $107.2 million, or 0.56% of total loans as of June 30, 2025 and $72.1 million, or 0.39% of total loans as of December 31, 2024. The $6.8 million decrease in non-performing loans as of September 30, 2025, compared to the trailing quarter, consisted of a $5.7 million decrease in non-performing multi-family loans, a $3.8 million decrease in non-performing commercial mortgage loans and a $159,000 decrease in non-performing consumer loans, partially offset by a $2.0 million increase in non-performing commercial loans, a $649,000 increase in non-performing residential mortgage loans and a $319,000 increase in non-performing construction loans. As of September 30, 2025, impaired loans totaled $85.4 million with related specific reserves of $6.2 million, compared with impaired loans totaling $92.7 million with related specific reserves of $11.4 million as of June 30, 2025. As of December 31, 2024, impaired loans totaled $55.4 million with related specific reserves of $7.5 million.
As of September 30, 2025, the Company’s allowance for credit losses related to the loan portfolio was 0.97% of total loans, compared to 0.98% and 1.04% as of June 30, 2025 and December 31, 2024, respectively. The allowance for credit losses decreased $6.5 million to $187.0 million as of September 30, 2025, from $193.4 million as of December 31, 2024. The decrease in the allowance for credit losses on loans as of September 30, 2025 compared to December 31, 2024 was due to net charge-offs of $8.7 million, partially offset by a $2.2 million provision for credit losses on loans.
The following table sets forth accruing past due loans and non-accrual loans held for investment on the dates indicated, as well as delinquency statistics and certain asset quality ratios.

	September 30, 2025		June 30, 2025		December 31, 2024
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Accruing past due loans:
30 to 59 days past due:
Commercial mortgage loans	3	$956	1	$129	7	$8,538
Multi-family mortgage loans	—	—	—	—	—	—
Construction loans	—	—	—	—	—	—
Residential mortgage loans	32	8,085	20	5,541	22	6,388
Total mortgage loans	35	9,041	21	5,670	29	14,926
Commercial loans	8	729	4	997	9	3,026
Consumer loans	40	2,739	30	1,592	47	3,152
Total 30 to 59 days past due	83	$12,509	55	$8,259	85	$21,104

60 to 89 days past due:
Commercial mortgage loans	4	$4,314	1	$347	4	$3,954
Multi-family mortgage loans	1	879	1	431	—	—
Construction loans	—	—	—	—	—	—
Residential mortgage loans	22	6,180	16	3,816	17	5,049
Total mortgage loans	27	11,373	18	4,594	21	9,003
Commercial loans	4	1,390	13	4,389	3	1,117
Consumer loans	11	299	9	699	15	856
Total 60 to 89 days past due	42	13,062	40	9,682	39	10,976
Total accruing past due loans	125	$25,571	95	$17,941	124	$32,080

Non-accrual:
Commercial mortgage loans	13	$39,036	15	$42,828	17	$20,883
Multi-family mortgage loans	1	424	3	6,143	6	7,498
Construction loans	2	19,220	3	18,901	2	13,246
Residential mortgage loans	29	7,858	25	7,209	23	4,535
Total mortgage loans	45	66,538	46	75,081	48	46,162
Commercial loans	42	32,483	34	30,531	32	24,243
Consumer loans	19	1,388	21	1,547	23	1,656
Total non-accrual loans	106	$100,409	101	$107,159	103	$72,061

Non-performing loans to total loans held for investment		0.52%		0.56%		0.39%
Allowance for loan losses to total non-performing loans		186.21%		175.32%		268.43%
Allowance for loan losses to total loans held for investment		0.97%		0.98%		1.04%
At September 30, 2025 and June 30, 2025, there were no non-accrual or past due loans held for sale, respectively. At December 31, 2024, total non-accrual loans held for sale, which are not in the table above, totaled $2.4 million.

Additionally, at December 31, 2024, total past due loans held for sale, including non-accrual loans held for sale, totaled $4.8 million.
At September 30, 2025 and December 31, 2024, the Company held foreclosed assets of $2.0 million and $9.5 million, respectively. During the nine months ended September 30, 2025, there was a write-down of one foreclosed commercial property of $2.7 million based on a contracted sales price. The sale of this property closed in the second quarter of 2025, which reduced foreclosed assets by an additional $5.8 million. There was one addition to foreclosed assets with an aggregate carrying value of $1.0 million. Foreclosed assets as of September 30, 2025 were comprised of two commercial properties. Total non-performing assets at September 30, 2025 increased $20.9 million to $102.4 million, or 0.41% of total assets, from $81.5 million, or 0.34% of total assets at December 31, 2024.
Balance Sheet Summary
Total assets as of September 30, 2025 were $24.83 billion, a $780.9 million increase from December 31, 2024. The increase in total assets was primarily due to a $626.7 million increase in loans held for investment and a $344.3 million increase in total investments, partially offset by a $148.1 million decrease in loans held for sale, and decreases in intangibles and other assets.
The Company’s loans held for investment portfolio totaled $19.29 billion as of September 30, 2025 and $18.66 billion as of December 31, 2024. The loan portfolio consisted of the following:

	September 30, 2025	June 30, 2025	December 31, 2024
	(Dollars in thousands)
Mortgage loans:
Commercial	$7,318,725	$7,313,904	$7,228,078
Multi-family	3,534,751	3,517,509	3,382,933
Construction	719,961	751,914	823,503
Residential	1,977,483	1,985,355	2,010,637
Total mortgage loans	13,550,920	13,568,682	13,445,151
Commercial loans	4,837,934	4,688,888	4,447,672
Mortgage warehouse lines	292,133	240,134	160,928
Consumer loans	614,983	617,190	613,819
Total gross loans	19,295,970	19,114,894	18,667,570
Premiums on purchased loans	1,362	1,308	1,338
Net deferred fees and unearned discounts	(11,265)	(11,372)	(9,538)
Total loans	$19,286,067	$19,104,830	$18,659,370
During the three months ended September 30, 2025, the loans held for investment portfolio had net increases of $149.0 million of commercial loans, $52.0 million of mortgage warehouse lines, $17.2 million of multi-family loans and $4.8 million of commercial mortgage loans, partially offset by net decreases of $32.0 million of construction loans, $7.9 million of residential mortgage loans and $2.2 million of consumer loans. Total commercial loans, including mortgage warehouse lines, commercial mortgage, multi-family and construction loans, represented 86.6% of the loan portfolio as of September 30, 2025, compared to 85.9% as of December 31, 2024.
For the nine months ended September 30, 2025, loan funding, including advances on lines of credit, totaled $7.00 billion, compared with $2.53 billion for the same period in 2024.
As of September 30, 2025, the Company’s unfunded loan commitments totaled $3.82 billion, including commitments of $2.20 billion in commercial loans, $572.9 million in construction loans and $312.0 million in commercial mortgage loans. Unfunded loan commitments as of December 31, 2024 and September 30, 2024 were $2.73 billion and $2.97 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $2.89 billion as of September 30, 2025, compared to $1.79 billion and $1.98 billion as of December 31, 2024 and September 30, 2024, respectively.

Total investment securities were $3.57 billion as of September 30, 2025, a $344.3 million increase from December 31, 2024. This increase was primarily due to purchases of mortgage-backed securities and a decrease in unrealized losses on available for sale debt securities.
Total deposits increased $472.4 million during the nine months ended September 30, 2025, to $19.10 billion. Total savings and demand deposit accounts increased $276.2 million to $15.73 billion as of September 30, 2025, while total time deposits increased $196.2 million to $3.36 billion as of September 30, 2025. The increase in time deposits consisted of a $204.3 million increase in brokered time deposits, partially offset by an $8.1 million decrease in retail time deposits. The increase in savings and demand deposits was largely attributable to $270.6 million increase in interest bearing demand deposits and a $144.5 million increase in money market deposits, partially offset by a $101.7 million decrease in savings deposits and a $37.2 million decrease in non-interest bearing demand deposits.
Borrowed funds increased $188.9 million during the nine months ended September 30, 2025, to $2.21 billion. Borrowed funds represented 8.9% of total assets as of September 30, 2025, an increase from 8.4% as of December 31, 2024.
Stockholders’ equity increased $165.8 million during the nine months ended September 30, 2025, to $2.77 billion, primarily due to net income earned for the period and a decrease in unrealized losses on available for sale debt securities, partially offset by cash dividends paid to stockholders. For the three and nine months ended September 30, 2025, common stock repurchases totaled 1,335 shares at an average cost of $18.15 per share and 157,905 shares at an average cost of $18.07 per share, respectively, all of which were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. As of September 30, 2025, approximately 814,634 shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) as of September 30, 2025 were $21.18 and $15.13, respectively, compared with $19.93 and $13.66, respectively, as of December 31, 2024.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "Commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Orange, Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Thursday, October 30, 2025 at 2:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2025. The call may be accessed by dialing 1-888-412-4131 (United States Toll Free) and 1-646-960-0134 (United States Local). Speakers will need to enter conference ID code (3610756) before being met by a live operator. Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
A supplemental 3rd Quarter results investor presentation is also available on our investor relations website under “Presentations.”
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, inflation and unemployment, competitive products and pricing, real estate values, fiscal and monetary policies of the U.S. Government, tariffs, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, potential goodwill impairment, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets, the availability of and costs associated with sources of liquidity, and the impact of a recent shutdown of the federal government.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume any duty, and does not undertake, to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Annualized adjusted pre-tax, pre-provision return on average assets, annualized return on average tangible equity, tangible common equity capital ratio, tangible book value per share, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the Three Months Ended			At or for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Statement of Income
Net interest income	$194,332	$187,094	$183,701	$563,154	$418,877
Provision charge (benefit) for credit losses	7,044	(2,888)	9,299	4,794	78,684
Non-interest income	27,419	27,075	26,855	81,524	69,937
Non-interest expense	113,092	114,614	136,002	343,973	323,224
Income before income tax expense	101,615	102,443	65,255	295,911	86,906
Net income	71,720	71,981	46,405	207,729	67,001
Diluted earnings per share	$0.55	$0.55	$0.36	$1.59	$0.65
Interest rate spread	2.80%	2.74%	2.65%	2.76%	2.55%
Net interest margin	3.43%	3.36%	3.31%	3.38%	3.18%

Profitability
Annualized return on average assets	1.16%	1.19%	0.76%	1.14%	0.47%
Annualized adjusted return on average assets (1)	1.16%	1.19%	0.95%	1.15%	0.66%
Annualized return on average equity	10.39%	10.76%	6.94%	10.33%	4.14%
Annualized adjusted return on average equity (1)	10.39%	10.76%	8.62%	10.43%	5.83%
Annualized return on average tangible equity (4)	16.01%	16.79%	12.06%	16.18%	7.13%
Annualized adjusted return on average tangible equity (1)	16.01%	16.79%	14.53%	16.31%	9.56%
Annualized adjusted non-interest expense to average assets (4)	1.83%	1.89%	1.98%	1.88%	1.99%
Efficiency ratio (6)	51.01%	53.52%	57.20%	52.95%	58.27%

Asset Quality
Non-accrual loans	$100,409	$107,159	$89,934	$100,409	$89,934
90+ and still accruing	—	—	—	—	—
Non-performing loans	100,409	107,159	88,061	100,409	88,061
Foreclosed assets	2,015	963	9,801	2,015	9,801
Non-performing assets	102,424	108,122	97,862	102,424	97,862
Non-performing loans to total loans held for investment	0.52%	0.56%	0.47%	0.52%	0.47%
Non-performing assets to total assets	0.41%	0.44%	0.41%	0.41%	0.41%
Allowance for loan losses	$186,969	$187,871	$191,175	$186,969	$191,175
Allowance for loan losses to total non-performing loans	186.21%	175.32%	217.09%	186.21%	217.09%
Allowance for loan losses to total loans held for investment	0.97%	0.98%	1.02%	0.97%	1.02%
Net loan charge-offs	$5,401	$1,249	$6,756	$8,638	$9,067
Annualized net loan charge-offs to average total loans	0.11%	0.03%	0.14%	0.06%	0.08%

Average Balance Sheet Data
Assets	$24,518,290	$24,349,808	$24,248,038	$24,312,490	$19,198,113
Loans, net	18,906,763	18,827,305	18,531,939	18,776,139	14,631,071
Earning assets	22,492,065	22,329,230	21,809,226	22,257,800	17,305,446
Core deposits	15,602,031	15,222,027	15,394,715	15,440,865	12,271,839
Borrowings	2,136,111	2,490,379	2,125,149	2,182,319	2,074,958
Interest-bearing liabilities	17,704,286	17,612,934	17,304,569	17,539,874	13,757,895
Stockholders' equity	2,738,414	2,684,342	2,660,470	2,687,384	2,163,856
Average yield on interest-earning assets	5.76%	5.68%	5.84%	5.69%	5.61%
Average cost of interest-bearing liabilities	2.96%	2.94%	3.19%	2.93%	3.06%

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Annualized Adjusted Return on Average Assets, Equity and Tangible Equity
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Net Income	$71,720	$71,981	$46,405	$207,729	$67,001
Write-down on ORE property	—	—	—	2,690	—
Merger-related transaction costs	—	—	15,567	—	36,684
Less: income tax expense	—	—	(4,306)	(809)	(9,274)
Annualized adjusted net income	$71,720	71,981	57,666	$209,610	$94,411
Plus: Amortization of Intangibles (net of tax)	6,639	6,639	8,551	$19,922	$13,577
Annualized adjusted net income for annualized adjusted return on average tangible equity	$78,359	$78,620	$66,217	$229,531	$107,988

Annualized Adjusted Return on Average Assets	1.16%	1.19%	0.95%	1.15%	0.66%
Annualized Adjusted Return on Average Equity	10.39%	10.76%	8.62%	10.43%	5.83%
Annualized Adjusted Return on Average Tangible Equity	16.01%	16.79%	14.53%	16.31%	9.56%

(2) Annualized adjusted pre-tax, pre-provision ("PTPP") returns on average assets, average equity and average tangible equity
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Net income	$71,720	$71,981	$46,405	$207,729	$67,001
Adjustments to net income:
Provision (benefit) charge for credit losses	7,044	(2,888)	9,299	4,794	78,684
Write-down on ORE property	—	—	—	2,690	—
Net loss on Lakeland bond sale	—	—	—	—	2,839
Merger-related transaction costs	—	—	15,567	—	36,684
Income tax expense	29,895	30,462	18,850	88,182	19,905
PTPP income	$108,659	$99,555	$90,121	$303,395	$205,113

Annualized PTPP income	$431,093	$399,314	$358,525	$405,638	$273,983
Average assets	$24,518,290	$24,349,808	$24,248,038	$24,312,490	$19,198,113
Average equity	$2,738,414	$2,684,342	$2,660,470	$2,687,384	$2,163,856
Average tangible equity	$1,941,625	$1,877,923	$1,813,327	$1,881,067	$1,508,594

Annualized PTPP return on average assets	1.76%	1.64%	1.48%	1.67%	1.43%
Annualized PTPP return on average equity	15.74%	14.88%	13.48%	15.09%	12.66%
Annualized PTPP return on average tangible equity	22.20%	21.26%	19.77%	21.56%	18.16%

(3) Tangible Common Equity Ratio, Book and Tangible Book Value per Share
			September 30,	June 30,	December 31,
			2025	2025	2024
Total assets			$24,832,763	$24,547,286	$24,051,825
Less: total intangible assets			790,729	800,232	819,230
Total tangible assets			$24,042,034	$23,747,054	$23,232,595

Total stockholders' equity			$2,767,035	$2,707,555	$2,601,207
Less: total intangible assets			790,729	800,232	819,230
Total tangible stockholders' equity			$1,976,306	$1,907,323	$1,781,977

Tangible common equity ratio			8.22%	8.03%	7.67%
Shares outstanding			130,621,757	130,624,243	130,489,493

Book value per share (total stockholders' equity/shares outstanding)			$21.18	$20.73	$19.93
Tangible book value per share (total tangible stockholders' equity/shares outstanding)			$15.13	$14.60	$13.66

(4) Annualized Return on Average Tangible Equity
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Total average stockholders' equity	$2,738,414	$2,684,342	$2,660,470	$2,687,384	$2,163,856
Less: total average intangible assets	796,789	806,419	847,143	806,317	655,262
Total average tangible stockholders' equity	$1,941,625	$1,877,923	$1,813,327	$1,881,067	$1,508,594

Net income	$71,720	$71,981	$46,405	$207,729	$67,001
Plus: Amortization of Intangibles, net of tax	6,639	6,639	8,551	19,922	13,577
Total net income	$78,359	$78,620	$54,956	$227,651	$80,578

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	16.01%	16.79%	12.06%	16.18%	7.13%

(5) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Reported non-interest expense	$113,092	$114,614	$136,002	$343,973	$323,224
Adjustments to non-interest expense:
Write-down on ORE property	—	—	—	2,690	—
Merger-related transaction costs	—	—	15,567	—	36,684
Adjusted non-interest expense	$113,092	$114,614	$120,435	$341,283	$286,540

Annualized adjusted non-interest expense	$448,680	$459,715	$479,122	$456,294	$382,751

Average assets	$24,518,290	$24,349,808	$24,248,038	$24,312,490	$19,198,113

Annualized adjusted non-interest expense/average assets	1.83%	1.89%	1.98%	1.88%	1.99%

(6) Efficiency Ratio Calculation
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Net interest income	$194,332	$187,094	$183,701	$563,154	$418,877
Reported non-interest income	27,419	27,075	26,855	81,524	69,937
Adjustments to non-interest income:
Net (gain) loss on securities transactions	(67)	—	2	(153)	2,972
Adjusted non-interest income	27,352	27,075	26,853	81,371	72,909
Total income	$221,684	$214,169	$210,554	$644,525	$491,786

Adjusted non-interest expense	$113,092	$114,614	$120,435	$341,283	$286,540

Efficiency ratio (adjusted non-interest expense/income)	51.01%	53.52%	57.20%	52.95%	58.27%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
September 30, 2025 (Unaudited) and December 31, 2024
(Dollars in Thousands)

Assets	September 30, 2025	December 31, 2024
Cash and cash equivalents	$301,614	$205,939
Available for sale debt securities, at fair value	3,141,320	2,768,915
Held to maturity debt securities, (net of $19,000 allowance as of September 30, 2025 (unaudited) and $14,000 allowance as of December 31, 2024)	292,120	327,623
Equity securities, at fair value	19,682	19,110
Federal Home Loan Bank stock	119,551	112,767
Loans held for sale	14,329	162,453
Loans held for investment	19,286,067	18,659,370
Less allowance for credit losses	186,969	193,432
Net loans	19,113,427	18,628,391
Foreclosed assets, net	2,015	9,473
Banking premises and equipment, net	113,098	119,622
Accrued interest receivable	94,647	91,160
Intangible assets	790,729	819,230
Bank-owned life insurance	412,253	405,893
Other assets	432,307	543,702
Total assets	$24,832,763	$24,051,825

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$14,153,908	$13,775,991
Savings deposits	1,577,946	1,679,667
Certificates of deposit of $250,000 or more	886,137	789,342
Other time deposits	2,478,253	2,378,813
Total deposits	19,096,244	18,623,813
Mortgage escrow deposits	46,255	42,247
Borrowed funds	2,209,310	2,020,435
Subordinated debentures	405,340	401,608
Other liabilities	308,579	362,515
Total liabilities	22,065,728	21,450,618

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 137,565,966 shares issued and 130,621,757 shares outstanding as of September 30, 2025 and 130,489,493 outstanding as of December 31, 2024	1,376	1,376
Additional paid-in capital	1,841,920	1,834,495
Retained earnings	1,102,269	989,111
Accumulated other comprehensive loss	(87,243)	(135,355)
Treasury stock	(91,287)	(88,420)
Total stockholders' equity	2,767,035	2,601,207
Total liabilities and stockholders' equity	$24,832,763	$24,051,825

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three months ended September 30, 2025, June 30, 2025 and September 30, 2024, and nine months ended September 30, 2025 and 2024 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Interest and dividend income:
Real estate secured loans	$197,252	$192,792	$197,857	$577,097	$461,632
Commercial loans	81,943	78,854	81,183	236,616	175,815
Consumer loans	10,847	10,464	12,947	31,470	25,820
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	33,578	31,444	25,974	94,666	58,698
Held to maturity debt securities	1,897	1,966	2,136	5,859	6,761
Deposits, federal funds sold and other short-term investments	764	788	2,425	2,227	5,466
Total interest income	326,281	316,308	322,522	947,935	734,192

Interest expense:
Deposits	102,094	96,257	110,009	295,771	243,602
Borrowed funds	21,307	24,470	19,923	63,555	57,871
Subordinated debt	8,548	8,487	8,889	25,455	13,842
Total interest expense	131,949	129,214	138,821	384,781	315,315
Net interest income	194,332	187,094	183,701	563,154	418,877
Provision charge (benefit) for credit losses	7,044	(2,888)	9,299	4,794	78,684
Net interest income after provision for credit losses	187,288	189,982	174,402	558,360	340,193

Non-interest income:
Fees	11,336	10,736	9,816	31,727	24,426
Wealth management income	7,349	6,948	7,620	21,625	22,878
Insurance agency income	3,852	4,942	3,631	14,445	12,912
Bank-owned life insurance	2,662	2,585	4,308	7,340	9,448
Net gain (loss) on securities transactions	67	—	2	153	(2,972)
Other income	2,153	1,864	1,478	6,234	3,245
Total non-interest income	27,419	27,075	26,855	81,524	69,937

Non-interest expense:
Compensation and employee benefits	63,202	63,249	63,468	188,817	158,404
Net occupancy expense	12,773	13,011	12,790	39,711	32,452
Data processing expense	9,102	9,599	10,481	28,305	25,698
FDIC Insurance	3,418	3,341	4,180	10,144	9,553
Amortization of intangibles	9,497	9,497	12,231	28,496	19,420
Advertising and promotion expense	1,640	1,429	1,524	4,124	3,661
Merger-related expenses	—	—	15,567	—	36,684
Other operating expenses	13,460	14,488	15,761	44,376	37,352
Total non-interest expense	113,092	114,614	136,002	343,973	323,224
Net income before income tax expense	101,615	102,443	65,255	295,911	86,906
Income tax expense	29,895	30,462	18,850	88,182	19,905
Net income	$71,720	$71,981	$46,405	$207,729	$67,001

Basic earnings per share	$0.55	$0.55	$0.36	$1.59	$0.65
Average basic shares outstanding	130,506,517	130,484,287	129,941,845	130,439,534	102,819,042

Diluted earnings per share	$0.55	$0.55	$0.36	$1.59	$0.65
Average diluted shares outstanding	130,553,819	130,500,143	130,004,870	130,479,443	102,845,261

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)
	September 30, 2025			June 30, 2025			September 30, 2024
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets:
Deposits	$79,471	$764	3.82%	$75,714	$788	4.21%	$179,313	$2,425	5.38%
Available for sale debt securities	3,070,080	30,952	4.03%	2,958,325	29,092	3.95%	2,644,262	24,608	3.71%
Held to maturity debt securities, net (1)	299,506	1,897	2.53%	315,204	1,966	2.49%	342,217	2,136	2.50%
Equity securities, at fair value	19,457	120	2.47%	19,235	214	4.44%	19,654	276	5.62%
Total securities	3,389,043	32,969	3.89%	3,292,764	31,272	3.81%	3,006,133	27,020	3.58%
Federal Home Loan Bank stock	116,788	2,506	8.58%	133,447	2,138	6.44%	91,841	1,090	4.75%
Net loans: (2)
Total mortgage loans	13,390,032	197,252	5.85%	13,398,650	192,792	5.77%	13,363,265	197,857	5.83%
Total commercial loans	4,908,131	81,943	6.63%	4,816,237	78,854	6.57%	4,546,088	81,183	7.05%
Total consumer loans	608,600	10,847	7.07%	612,418	10,464	6.85%	622,586	12,947	8.27%
Total net loans	18,906,763	290,042	6.09%	18,827,305	282,110	6.01%	18,531,939	291,987	6.21%
Total interest-earning assets	$22,492,065	$326,281	5.76%	$22,329,230	$316,308	5.68%	$21,809,226	$322,522	5.84%

Non-Interest Earning Assets:
Cash and due from banks	154,859			150,464			341,505
Other assets	1,871,366			1,870,114			2,097,307
Total assets	$24,518,290			$24,349,808			$24,248,038

Interest-Bearing Liabilities:
Demand deposits	$10,280,314	$70,584	2.72%	$9,874,149	$64,803	2.63%	$9,942,053	$74,864	3.00%
Savings deposits	1,596,072	896	0.22%	1,647,746	900	0.22%	1,711,502	1,006	0.23%
Time deposits	3,287,241	30,614	3.69%	3,197,374	30,555	3.83%	3,112,598	34,139	4.36%
Total deposits	15,163,627	102,094	2.67%	14,719,269	96,258	2.62%	14,766,153	110,009	2.96%

Borrowed funds	2,136,111	21,307	3.96%	2,490,379	24,470	3.94%	2,125,149	19,923	3.73%
Subordinated debentures	404,548	8,548	8.38%	403,286	8,487	8.44%	413,267	8,889	8.56%
Total interest-bearing liabilities	17,704,286	131,949	2.96%	17,612,934	129,215	2.94%	17,304,569	138,821	3.19%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	3,725,645			3,700,132			3,741,160
Other non-interest bearing liabilities	349,945			352,400			541,839
Total non-interest bearing liabilities	4,075,590			4,052,532			4,282,999
Total liabilities	21,779,876			21,665,466			21,587,568
Stockholders' equity	2,738,414			2,684,342			2,660,470
Total liabilities and stockholders' equity	$24,518,290			$24,349,808			$24,248,038

Net interest income		$194,332			$187,093			$183,701

Net interest rate spread			2.80%			2.74%			2.65%
Net interest-earning assets	$4,787,779			$4,716,296			$4,504,657

Net interest margin (3)			3.43%			3.36%			3.31%

Ratio of interest-earning assets to total interest-bearing liabilities	1.27x			1.27x			1.26x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.
	9/30/25	6/30/25	3/31/25	12/31/24	9/30/24
	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.
Interest-Earning Assets:
Securities	3.89%	3.81%	3.73%	3.55%	3.58%
Net loans	6.09%	6.01%	5.95%	5.99%	6.21%
Total interest-earning assets	5.76%	5.68%	5.63%	5.66%	5.84%

Interest-Bearing Liabilities:
Deposits	2.67%	2.62%	2.64%	2.81%	2.96%
Borrowings	3.96%	3.94%	3.76%	3.64%	3.73%
Total interest-bearing liabilities	2.96%	2.94%	2.90%	3.03%	3.19%

Interest rate spread	2.80%	2.74%	2.73%	2.63%	2.65%
Net interest margin	3.43%	3.36%	3.34%	3.28%	3.31%

Ratio of interest-earning assets to interest-bearing liabilities	1.27x	1.27x	1.27x	1.27x	1.26x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	September 30, 2025			September 30, 2024
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$78,434	$2,227	4.21%	$39,280	$5,466	5.38%
Available for sale debt securities	2,952,923	87,530	3.95%	2,189,671	52,277	3.18%
Held to maturity debt securities, net (1)	311,507	5,859	2.51%	350,529	6,761	2.57%
Equity securities, at fair value	19,294	469	3.24%	10,050	276	3.67%
Total securities	3,283,724	93,858	3.81%	2,550,250	59,314	3.10%
Federal Home Loan Bank stock	119,503	6,667	7.48%	84,845	6,145	9.66%
Net loans: (2)
Total mortgage loans	13,362,561	577,097	5.77%	10,682,974	461,632	5.70%
Total commercial loans	4,803,599	236,616	6.59%	3,487,600	175,815	6.69%
Total consumer loans	609,979	31,470	6.90%	460,497	25,820	7.49%
Total net loans	18,776,139	845,183	6.02%	14,631,071	663,267	5.99%
Total interest-earning assets	$22,257,800	$947,935	5.69%	$17,305,446	$734,192	5.61%

Non-Interest Earning Assets:
Cash and due from banks	146,568			229,336
Other assets	1,908,122			1,663,331
Total assets	$24,312,490			$19,198,113

Interest-Bearing Liabilities:
Demand deposits	$10,084,036	$200,819	2.66%	$7,931,251	$174,609	2.94%
Savings deposits	1,641,821	2,720	0.22%	1,444,135	2,476	0.23%
Time deposits	3,228,399	92,232	3.82%	2,091,806	66,517	4.25%
Total deposits	14,954,256	295,771	2.64%	11,467,192	243,602	2.84%
Borrowed funds	2,182,319	63,555	3.89%	2,074,958	57,871	3.73%
Subordinated debentures	403,299	25,455	8.44%	215,745	13,842	8.57%
Total interest-bearing liabilities	$17,539,874	$384,781	2.93%	$13,757,895	$315,315	3.06%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	3,715,008			2,896,453
Other non-interest bearing liabilities	370,224			379,909
Total non-interest bearing liabilities	4,085,232			3,276,362
Total liabilities	21,625,106			17,034,257
Stockholders' equity	2,687,384			2,163,856
Total liabilities and stockholders' equity	$24,312,490			$19,198,113

Net interest income		$563,154			$418,877

Net interest rate spread			2.76%			2.55%
Net interest-earning assets	$4,717,926			$3,547,551

Net interest margin (3)			3.38%			3.18%

Ratio of interest-earning assets to total interest-bearing liabilities	1.27x			1.26x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2023
Interest-Earning Assets:
Securities	3.81%	3.10%	2.57%
Net loans	6.02%	5.99%	5.25%
Total interest-earning assets	5.69%	5.61%	4.76%

Interest-Bearing Liabilities:
Deposits	2.64%	2.84%	1.82%
Borrowings	3.89%	3.73%	3.29%
Total interest-bearing liabilities	2.93%	3.06%	2.07%

Interest rate spread	2.76%	2.55%	2.69%
Net interest margin	3.38%	3.18%	3.19%

Ratio of interest-earning assets to interest-bearing liabilities	1.27x	1.26x	1.32x